Exhibit 21

SUBSIDIARIES OF COMSTOCK RESOURCES, INC.

Name	Incorporation	Business Name
Comstock Oil & Gas GP, LLC	Nevada	Comstock Oil & Gas GP, LLC
Comstock Oil & Gas Investments, LLC	Nevada	Comstock Oil & Gas Investments, LLC
Comstock Air Management, LLC(1)	Nevada	Comstock Air Management, LLC
Comstock Oil & Gas, LP(2)	Nevada	Comstock Oil & Gas, LP
Comstock Oil & Gas Holdings, Inc.(3)	Nevada	Comstock Oil & Gas Holdings, Inc.
Comstock Oil & Gas – Louisiana, LLC(4)	Nevada	Comstock Oil & Gas — Louisiana, LLC
Comstock (Permian), LLC(5)	Delaware	Comstock (Permian), LLC

(1)	Comstock Resources, Inc. owns an 80% interest in Comstock Air Management, LLC

(2)	Comstock Oil & Gas GP, LLC is the general partner and Comstock Oil & Gas Investments, LLC is the limited partner of this partnership

(3)	100% owned by Comstock Oil & Gas, LP

(4)	100% owned by Comstock Oil & Gas Holdings, Inc.

(5)	Comstock (Permian), LLC is owned by an exchange intermediary pursuant to a reverse tax-free exchange. This entity is 100% controlled through contractual relationships with Comstock Oil & Gas, LP wherein all the rights and obligations of the oil and gas properties owned by Comstock (Permian), LLC have been assigned under operating and management agreements to Comstock Oil & Gas, LP.